INDEPENDENT CONTRACTOR AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into and effective April 23, 2002, between Vital Living Inc., ("VL") and CIDCO (Kevin J. McDonald) ("Contractor").

                            RECITALS

     A. Vital Living is engaged in, among other things, the distribution of nutritional supplements. VL wishes to retain Contractor to assist in VL's business.

      B. Contractor has extensive domestic and international business experience. CIDCO owns, consults and manages interests in companies in the medical device field as well as heart hospitals, and wishes to provide services to VL as an independent contractor. In connection with his work, Contractor will be given access to, generate, or otherwise come into contact with certain proprietary and confidential information of VL.

     NOW, THEREFORE, the parties agree as follows:

                      TERMS AND CONDITIONS

      1. Scope of Work. Contractor will perform the sales and marketing services consistent with VL's model. Contractor will specifically be charged with facilitating the successful completion of the Arizona Heart Institute
(AHI) contract, which will include but not be limited to, coordinating all meetings, implementation procedures, and follow through with AHI staff to successfully commence and continue distribution of VL's product distribution at AHI. Contractor will also assist in the solicitation and execution of signed agreements with additional Heart Institutes, private clinics and or hospitals to exclusively distribute the Vital Living Nutraceuticals. This includes but is not limited to, contacting hospitals, institutes and clinics, and arranging meetings. Contractor agrees to assist in successfully implementing the executed agreement with Advanced Medical China which was subsequently assigned to the AHI Management, HKG Limited and bringing this agreement to a successful conclusion. Contractor represents that he is qualified to perform such services and that he will use reasonable professional skill and his best efforts to perform the work. Contractor will abide by VL's ordinary policies, procedures, and rules of conduct and will comport himself lawfully and with integrity. Contractor will at all times be and represent himself to be an independent contractor, not an agent or employee.

     2. Place of Work and Materials. Contractor will perform the services at facilities of Contractor's choice. Any equipment or materials paid for by VL and used by Contractor will be the property of VL.

     3. Term: This agreement will commence April 24, 2002 and continue until December 31, 2002.

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     4.   Termination.  This Agreement will terminate upon:

     (a) Thirty days written notice of termination by either party; or

     (b) VL's determination in good faith that the Contractor has materially failed to perform the services, which the Contractor is at the time engaged to perform.

      Upon termination of this Agreement, the parties will determine in good faith the extent, if any, to which Contractor will be compensated for partially completed work or service through the date of termination.

     5. Compensation. In consideration of Contractor's services, VL will pay Contractor an up front fee of $10,000. Additionally on or around the 1st business day of each month beginning 5-01-2002, contractor will be paid a monthly consulting fee of $5,000.

      6. Additional Compensation. Upon successful Contractor assistance in the solicitation and execution of signed agreements with additional Heart Institutes, private clinics and or hospitals to exclusively distribute the Vital Living Nutraceuticals, additional compensation to Contractor will be negotiated.


       7. Benefits, Insurance, Taxes. Contractor is an independent contractor and will not be eligible for any benefits offered by VL to its employees, including but not limited to health care insurance, group term life insurance, paid vacation days, paid sick leave days and paid holidays, except as otherwise specifically provided herein. Contractor agrees to provide worker's compensation and unemployment insurance coverage for itself and for all employees and agents employed by the Contractor as required by law and agrees to hold harmless and indemnify VL for any and all claims arising out of any injury, disability or death of Contractor and any of Contractor's employees or agents. Contractor is responsible for all federal and state income and employment taxes attributable to compensation received pursuant to this Agreement.

      8. Confidentiality. In connection with this Agreement, Contractor will develop, acquire, or be granted access to trade secrets and other information that is confidential and proprietary to VL or to third parties. Such information includes but is not limited to designs, methods and processes, know-how, business or marketing strategies, product plans, research plans, development work, development tools, financial information, sales data, customers lists and information and supplier lists and information. Contractor will not at any time during or after termination of this Agreement, directly or indirectly, divulge, use or permit the use of any confidential or proprietary information, except as required in the course of this Agreement. Contractor may disclose confidential information to its employees or agents who need access to such confidential information; provided, however, that such employees or agents are informed of the confidential nature of the information and have entered into an agreement with Contractor regarding VL's confidential and proprietary information not less restrictive than the requirements of this paragraph of this Agreement.

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Upon termination of this Agreement, Contractor will immediately turn over  to
VL all materials generated by Contractor or provided to Contractor by VL or used by Contractor in connection with this Agreement, including all copies thereof or notes relating thereto, in Contractor's possession or otherwise subject to Contractor's control. The obligations of this Paragraph will survive the termination of this Agreement. Notwithstanding the above, the following materials will not be deemed confidential:

           a. Information, which was in the public domain at the time of disclosure (provided, however, that collection or compilation of publicly available information will be considered proprietary if VL's collection or organization of the material would be difficult or time-consuming to replicate);

           b. Information which was published or otherwise became part of the public domain after disclosure to Contractor through no fault of Contractor (but only after, and only to the extent that, it is published or otherwise becomes a part of the public domain); and

           c. Information, which was, received from a third party who did not acquire it, directly or indirectly, from VL under an obligation of confidence except where required by law.

Contractor will have the burden of establishing the existence of these conditions by objective or verifiable evidence. If Contractor believes that one of these conditions applies, he will promptly so notify VL, stating the basis for his belief, and will not disclose or use any such information for 30 days following such notice.

           d. Contractor understands that VL is a publicly traded company and that Contractor will be privy to non-public information. Contractor agrees that by signing this agreement, Contractor agrees not to trade Vital Living shares based upon any non-public information that may be directly or indirectly disclosed. Additionally, consultant agrees, based upon the confidentiality portion of this agreement that he will not share any information of a confidential or non-public nature with anyone.

Contractor further agrees that it will not use any confidential information disclosed by Vital Living in any manner that would violate (a) the Securities Act of 1933, as amended, and any of the rules and regulations promulgated thereunder; (b) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (c) any applicable state securities laws; or (d) any successor statute or regulation to any of the foregoing.

      9. Ownership. All content, designs, drawings, concepts, products, methods, or other developments, including all content or other material ("Developments") that Contractor conceives, assists in conceiving, improves, creates or otherwise develops during the term of this Agreement, relating in any way to the business of VL, whether or not developed during working hours or using supplies of VL, will be the exclusive property of VL, and Contractor assigns any rights he has or may have therein to VL. Contractor is promptly disclosing to VL any Developments of any kind that relate to VL's business or that the Contractor conceives, makes, develops, or acquires within the scope of this Agreement. Contractor will prepare, maintain, and make available to VL adequate and current written records of any Developments and all modifications, research, and studies made or undertaken by Contractor relating thereto. Contractor further agrees to execute any documents necessary to prefect VL's rights in and title to the Developments and to assist VL with any patent application or any related proceeding or litigation, subject to compensation for Contractor's efforts.

      10. Warranty and Indemnification. Contractor warrants that any marketing material and content developed by Contractor is original and will not infringe any copyright, patent, trade secret, or any other intellectual property right of any third-party. Contractor will indemnify, defend, and hold harmless VL from any claim (1) that such material or content infringes any copyright, patent, trade secret or other intellectual property right of any third party, or (2) arising out of any third-party's use or reliance on the material or content provided by Contractor.

      11. Exclusive Dealing. Contractor further agrees not to be employed, provide consulting services, or otherwise work in any capacity in which he use or disclosure of confidential or proprietary information received from VL or as a result of his work with VL would be inevitable or highly likely during the term of this Agreement and for a period of twelve months after returning all materials to VL as required by Paragraph 6, anywhere in the United States. The parties agree that this covenant does nor preclude all employment with companies that compete with some aspect of VL's business, but that it does prohibit Contractor from working for a competitor on development of marketing materials, content and other marketing or advertising for Nutraceutical Products for the time period specified. Contractor acknowledges and agrees that this covenant is reasonably necessary to protect VL's legitimate interests and does not unduly restrict Contractor's ability to earn a livelihood. Contractor acknowledges that this restriction is fair and reasonable and necessary for the protection of VL's business. Notwithstanding these acknowledgements, the parties agree that should any court determine that any of the covenants in this Paragraphs 9 is unreasonable as to duration or scope, the covenant shall be enforceable as provided herein with respect to such duration and scope as the court determines to be reasonable. The parties further acknowledge that any breach of this Paragraph 9 will give rise to irreparable injury that cannot be adequately compensated by damages and that either party is entitled to obtain injunctive relief against a breach or threatened breach of the provisions of such paragraphs, in addition to any other legal remedies that may be available.

     12.  Miscellaneous.

      (a) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provision hereof.

     (b) Governing Law. This Agreement will be deemed to be a contract made under the laws of the State of Arizona, and for all purposes, it, plus any related or supplemental documents and activities, will be construed in accordance with and governed by the laws of such state.

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      (c)   Entire  Agreement.  This Agreement constitutes and expresses  the entire agreement and understanding between the parties hereto with respect to the subject matter, all revisions discussions, promises, representation, and understanding relative thereto, if any, being herein merged.

      (d) Notices. All notices and communications under this Agreement will be in writing and will be delivered in person, faxed or mailed, postage prepaid, by overnight express carrier, to the address of the parties listed herein, or to any other address, as such party will designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this section will be deemed received if personally delivered or faxed, then on the date of delivery, or if sent by overnight express carrier, on the next business day immediately following the day sent.

      (e) Arbitration. The parties intend to negotiate in good faith and resolve any dispute arising under this Agreement. In the event the parties are unable to resolve any such dispute, the dispute will be submitted to binding arbitration in accordance with the rules of the American Arbitration Association in Phoenix, Arizona or as otherwise agreed to by the parties. The arbitrator will determine the manner in which the parties are to pay the costs of such arbitration, including awarding reasonable attorneys' fees.

      (f) Assignment. Contractor may not assign to any person any duties or obligations arising under this Agreement without VL's prior written consent.

      (g) Successors. This Agreement will extend to and be binding on the Contractor and the Contractor's legal representatives, heirs, assigns and distributees, and on VL and VL's successors and assigns.


VITAL LIVING, INC.                      CONTRACTOR
                                        CIDCO Investment Company, LLC.



By /s/ Bradley D. Edson                 /s/ Kevin McDonald
Its C.E.O.                              Managing Director

Address:                                Address:
2800 S. Rural Road                      2111 E. Highland, Box 35
Tempe, AZ  85282                        Phoenix, AZ 85016